Exhibit 99.3

SAMSON OIL & GAS LIMITED: PLACEMENT OF RIGHTS ISSUE SHORTFALL

Denver 1800 hours August 20th, Perth 0800 hours August 21st, 2013

The Directors of Samson Oil & Gas Limited (“Samson” or the “Company”) advise that, further to the Company’s non-renounceable rights issue which closed on 31 May, 2013 (“Rights Issue”), Samson has placed with US and Australian investors Samson’s ordinary shares (“New Shares”) and options exercisable at A$0.038 each and expiring on 31 March 2017 (“New Options”) comprising a portion of the shortfall from the Rights Issue (“Shortfall Placement”).

The size of the placement was limited to 318,452,166 New Shares and 127,380,866 New Options, which will raise gross proceeds of approximately A$7.96 million, though demand from institutional investors exceeded that amount. Patersons Securities Limited acted as Corporate Adviser and Lead Manager to the Shortfall Placement and Carter Terry & Co acted as Placement Agent for the placement of Samson’s American Depository Shares (“ADSs”) in the United States.

Samson is pleased to welcome a number of US and Australian institutional investors onto its share register as part of the Shortfall Placement.

US based investors will be issued ADSs rather than New Shares. The price of new ADSs was based on the A$:US$ exchange rate of 0.9216 on 19 August 2013, and was set at US$0.4608 per ADS (An ADS is represented by 20 Ordinary Shares).

Most of the ADSs and their associated New Options will be allotted today, having received cleared funds. New Shares and New Options will be issued in respect of applications received upon clearance of funds within the next seven days.

The proceeds from the Shortfall Placement, together with existing cash reserves (US$13.3 million at June 30th 2013) will be used to fund planned infill development drilling programs on Samson’s North Stockyard and Rainbow Projects.

NORTH STOCKYARD PROJECT, WILLIAMS COUNTY, NORTH DAKOTA

Coopers 1-14-15HBK well

The Frontier 24 rig has been mobilised and rigged up on the Tofte 2 pad, which will host the Coopers and Tooheys middle Bakken well bores.

Coopers was spudded this morning and was drilling ahead at a depth of 200 feet in preparation of setting surface casing at 2,200 feet. The two wells will be batch drilled, so that Tooheys will spud after the surface casing is set on Coopers.

RAINBOW PROJECT, WILLIAMS COUNTY, NORTH DAKOTA

Preparations to drill the first two wells in this project continue and the 8 wells on the two initial pads have been staked. This allows the directional drilling plans to be formulated which will in turn allow the submission of an application for drilling permits.

Samson is currently planning to drill a Bakken and Three Forks well on this project as its initial development. The Ryder Scott Company has estimated a proved undeveloped (PUD) reserve for 4 middle Bakken wells in this project based on immediately adjacent production data. Whilst there is adequate production evidence from Three Forks wells in the area, there are no Three Forks producing wells that “touch” the project boundary, which would be needed to establish a PUD reserve for this production interval. Thus, the establishment of a Three Forks well in the project is an important objective to increase the proved reserves attributable to the project.

About Samson Oil & Gas Limited

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol “SSN”. Samson’s American Depository Shares (ADSs) are traded on the New York Stock Exchange MKT under the symbol “SSN”. Each ADS represents 20 fully paid Ordinary Shares of Samson. Samson has a total of 2,326 million ordinary shares issued and outstanding (including 97.3 million options exercisable at AUD 3.8 cents), which would be the equivalent of 116 million ADSs. Accordingly, based on the NYSE MKT closing price of US$0.58 per ADS on August 16th, 2013 the Company has a current market capitalization of approximately US$68.973 million (the options have been valued at an exchange rate of 0.9216). Correspondingly, based on the ASX closing price of A$0.033 for ordinary shares and a closing price of A$0.017 for the 2017 options, on August 16th, 2013, the Company has a current market capitalization of approximately A$78.407 million.

SAMSON OIL & GAS LIMITED

For further information please contact, Terry Barr, CEO on 303 296 3994 (US office) or 970 389 5047 (US cell)

TERRY BARR

Managing Director

Statements made in this press release that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.”

Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities.

A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the prospectus and prospectus supplement for Samson’s recently concluded Rights Offering as well as in the Company’s annual report to the U.S. Securities and Exchange Commission on Form 10-K, which are available at www.sec.gov/edgar/searchedgar/webusers.htm.